EX 99.28(p)(15)

Code of Ethics

First Sentier Investors/First State Investments

January 2020

INTRODUCTION

First Sentier Investors/First State Investments (“FSI” or the “Firm”) is a global asset manager which has a commitment to operating with the highest standards of conduct to protect investors’ interests and to behave ethically and responsibly as a corporate citizen. It is a fiduciary to its clients (which include the private funds and separate mandates) and to the investors in the private funds and owes each an affirmative duty of good faith and full and fair disclosure of all material facts. We highly value the confidence and trust placed by clients and investors in the funds and accounts advised by FSI. We place the interests of clients and investors ahead of our own.

Our behavior is governed by our purpose to redefine investment success for investors, shareholders and society. Individually and collectively we have a deep sense of responsibility to our clients with three values underpinning our culture; Empathy, Consistency and Transparency. These values are the founding principles of this Code of Ethics which sets out the expectations of each employee in our day to day operations and interactions with all stakeholders.

All employees globally, including contractors and Non-Executive Directors should conduct themselves in a manner consistent with the Code of Ethics, relevant legislation and community expectations.

If you always act honestly, exercise common sense and are never afraid to ask for help if you are unsure of how to act, you will not encounter any problems in observing the principles contained in the Code of Ethics.

DEFINITIONS

The following terms have special meanings as defined in this Code of Ethics. Some of these terms, such as “beneficial ownership” are sometimes used in other contexts not related to the Code of Ethics, where they have different meanings. For example, “Beneficial ownership” has a different meaning in the Code of Ethics than it does in the SEC’s rules for the disclosure of corporate directors’ and officers’ stockholdings in proxy statements, or in determining whether an investor has to file 13D or 13G reports with the SEC. If you have any questions about whether an investment, account or person is covered by any of these definitions, please contact Compliance for help.

Access Person – includes any supervised person of FSI who, with respect to U.S. clients, (1) has access to non-public information regarding the purchase or sales of securities or nonpublic information regarding the portfolio holdings of any fund the adviser or its affiliates manage; (2) is involved in making securities recommendations to or investment decisions on behalf of clients; or (3) has access to such recommendations that are non-public.

All officers, contractors, and Employees of First State Investments (US) LLC are deemed Access Persons under this Code of Ethics

If providing investment advice is a firm’s primary business, the Investment Advisers Act presumes all directors, officers, and partners are Access Persons unless the individual can meet certain conditions:

•	The director, officer, or partner does not have any of the access, involvement, or knowledge of client or fund transactions or holdings; and
•	The director, officer, or partner does not participate in, or have involvement in, the day to day management or investment making processes of FSI.

The CCO will review the activities of the non-executive directors (external of FSI) and determine if such director can overcome the presumption. If the CCO determines a non-executive director has overcome

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the presumption, that independent director will not be subject to the FSI personal dealing requirements. The review and decision will be documented in a memo.

Beneficial Ownership – means any opportunity, directly or indirectly, to profit or share in the profit from any U.S. or non-U.S. transaction in U.S. or non-U.S. securities. It also includes transactions over which you exercise investment discretion (except for FSI funds), even if you do not share in the profits. It does NOT include securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager for which the person does not exercise any investment control or influence.

Chief Compliance Officer (“CCO”) – is the individual designated to perform a specific compliance function. The CCO may also be referred to as the Head of Regulatory Compliance.

Employee – means any person employed by FSI, whether on a full-time or a part-time basis, and any individual who serves as a partner, officer, shareholder or manager of FSI. It also means any other person (whether or not an Employee of FSI) who is subject to FSI’s supervision and control, who has access to nonpublic information regarding any purchase or sale of securities or nonpublic information regarding the portfolio holdings of any fund the adviser or its affiliates manage or who is involved in making securities recommendations to FSI’s US clients. Long-term (expected employment of at least 3 months) independent contractors, temporary employees, and interns are presumed to be Employees under this Code, while short-term contractors, temporary employees, and interns are presumed not to be Employees under this Code.

Supervised Person – includes any Employee of FSI whose functions or duties relate to the determinations and recommendations that the registered adviser makes to U.S. clients or who has access to any information concerning which securities are being recommended to U.S. clients prior to the effective dissemination of the recommendations.

First State Investments (US) LLC (“FSI US”) has been appointed adviser to the First State Global Listed Infrastructure Fund, a US mutual fund. All employees of FSI US are deemed Access Persons. First Sentier Investors (Australia) IM Ltd (“FSI AIM”) has been appointed sub-adviser of the First State Global Listed Infrastructure Fund. A list of FSI AIM Access Persons of the fund is maintained by the FSI AIM Compliance team and is available upon request.

YOUR OBLIGATIONS

1.	OUR RESPONSIBILITY TO OUR CLIENTS

Our role as stewards of our clients’ capital is an honour and an obligation that we take seriously. As a fiduciary, FSI owes two principal duties to our clients – a duty of care and a duty of good faith. You will at all times serve the best interests of our clients in all matters connected with the performance of our services. You will be honest and ethical in your activities and will at all times place the interests of our clients above personal gain.

As a fiduciary, it is generally improper for FSI or its personnel to:

•	Use for their own benefit (or the benefit of anyone other than FSI’s clients) information about trading or recommendations for client accounts; or
•	Take advantage of investment opportunities that would otherwise be available for FSI’s clients.

2.	OUR BUSINESS

Each Employee will contribute to the protection and enhancement of our business on the understanding that as a collective we aim to create long term value for our clients. Employees are

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expected to understand the responsibilities of their role and will exercise but not exceed the authorities and discretions delegated to them and will act in a manner which will enhance the reputation of our business and protect the security and interests of our clients.

3.	COMPLIANCE WITH LAWS, RULES, REGULATIONS AND POLICIES

FSI Employees are required at all times to comply with the laws and regulations to which FSI is subject, including both U.S. federal and state securities laws, as well as the laws and regulations of the other jurisdictions in which it operates.

4.	CONFIDENTIALITY

The affairs of FSI, its clients and its Employees will be treated with absolute confidentiality. This obligation continues should you leave the Firm in accordance with the terms of your employment agreement.

5.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Questions regarding perceived material information should be directed to a member of the FSI Compliance team. Supervised Persons are responsible for safeguarding non-public information relating to securities recommendations, fund and client holdings. As such, Supervised Persons should not trade based on FSI’s confidential and proprietary investment information. Other types of information (e.g., marketing plans, employment issues, client identities, etc.) may also be confidential and should not be shared with individuals outside FSI (except those retained to provide services for FSI). Employees should refer to the FSI Market Conduct Policy or their regional Compliance Manual for additional information.

6.	SPEAKING UP AND REPORTING ILLEGAL OR NON-COMPLIANT CONDUCT

You should not be afraid to speak up to your colleagues, Manager or other leaders with positive or negative feedback on our business, practices and policies and their effects upon our stakeholders. You will report to your Manager and/or the Chief Compliance Officer or in accordance with the Whistleblower Policy, any instances of fraud, error, breach of law, concealed practice or unlawful or unethical conduct or behaviour which may be detrimental to the interests of the Firm or its clients. The Firm will do everything it reasonably can to protect employees reporting such matters against discriminatory treatment. In instances where you engage with a regulator you will be honest and transparent and understand that the ‘absolute confidentiality’ referenced above will not preclude you from doing so.

7.	OUTSIDE BUSINESS, CHARITABLE RELATIONSHIPS OR RELATIONSHIPS WITH PUBLIC OFFICIALS

You may obtain supplementary employment or participate in a business relationship outside of FSI, or hold honorary positions in charitable organisations etc., provided that neither your role is adversely affected, nor would such employment or occupation conflict with the interests of our clients or could reasonably be expected to affect your independence or objectivity. Your involvement must not intentionally reflect adversely on the Firm. You will seek prior approval from a member of the Enterprise Leadership Team for any such employment or business/charitable relationship from FSI.

Any outside directorships of commercial organisations must be approved by FSI and will only be held where there is no likely conflict or adverse effect to your duties to the Firm or to its clients.

Employees may not engage in any of the following activities without the prior written consent of their manager and the Chief Compliance Officer:

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•	Be engaged in any other business;
•	Be an officer of or employed or compensated by any other person for business-related activities;
•	Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;
•	Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its clients;
•	Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or
•	Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations.
•	Political contributions and engaging in marketing activities with public pension plans in the US must be done in accordance with the Pay-to-Play and Lobbying procedures.
•	Personal relationships with public officials must be disclosed.

Before undertaking any of the activities listed above, the Employee must provide to the Chief Compliance Officer, using the disclosure notification form on ELF, detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the Chief Compliance Officer.

With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee may not imply that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

Investment team members may not serve as a director or member of an advisory board of a company that is held within any fund or separate mandate managed by that investment team. This restriction does not apply to members of the Direct Infrastructure team with respect to the companies owned within the funds managed by that team.

8.	PERSONAL SECURITIES TRANSACTIONS

Employee investments must be consistent with the mission of the Firm always to put client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for clients or client transactions or holdings. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

All Employees are subject to the FSI Global Personal Dealing Policy. Please refer to the FSI Global Personal Dealing policy for a full discussion of the policy including the definition of Personal Account, Reportable Securities, restrictions on Investment Team Members, and pre-clearance and reporting requirements. The policy includes the additional requirements applicable to Access Persons.

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Summary

Access Persons are required to inform the Compliance team of their and their Family/Household personal trading accounts and provide the following reports:

•	Initial Holding Reports (Initial Securities Holdings Report & Private Investment Initial Holding Report). Each new hire shall submit an Initial Holdings Report no later than 10 calendar days after the person has been deemed by Compliance as a US access person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. At a minimum, the report of the Access Person’s current securities and holdings contains:

1. the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each ‘Reportable Security’ in which the Access Person has any direct or indirect ‘beneficial ownership’;

2. the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3. The date the Access Person submits the report.

•         Annual Holdings Reports. The annual holdings report for accounts not linked for automated reporting to the ELF platform must be submitted to Compliance. All information reported must be current as of a date no more than 45 days prior to the date of the report and the report should contain the same information contained in the initial holdings report. Quarterly Transaction Reports. Each Access Person whose account is not linked to ELF for automated reporting shall make a written report with respect to any transactions in reportable securities during the previous calendar quarter within 30 days after the quarter end.

•	Certain transactions must be pre-cleared within ELF. If approval is granted, it will be valid for two business days. If the trade is not executed within that period, the Employee will have to resubmit the request.

•	Employees and members of their Family/Household must hold certain securities for a minimum period of 60 calendar days. The holding period may be waived in extreme circumstances or hardship.

•         Employees located in the U.S. are prohibited from purchasing IPOs. Access Persons located in all other jurisdictions are prohibited from participating in IPOs that will be listed on a US exchange. Access Persons will obtain approval before they directly or indirectly acquire beneficial ownership in an IPO that will be listed elsewhere

•	Access Persons must obtain approval via ELF before acquiring beneficial ownership in a limited offering or private placement.

All information supplied under these procedures will be reviewed by the Compliance team for compliance with the policies and procedures in this Code of Ethics and the FSI Global Personal Dealing Policy.

ANNUAL REVIEW AND ACKNOWLEDGEMENT

This Code of Ethics will be formally reviewed at least annually for accuracy and the effectiveness of its implementation.

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Upon hiring and annually thereafter, each Supervised Person of FSI is required to sign a written acknowledgement that he or she has received a copy of this Code, has carefully read the Code, understood it, and has and will continue to abide by its terms. A violation of this Code may be cause for significant sanctions including termination of employment, to the extent permitted by applicable law.

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